Exhibit 10.13

January 12, 2022

Mr. David Salisbury

Dear Mr. Salisbury,

DIRECTOR SERVICES APPOINTMENT AS AN INDEPENDENT NON-EXECUTIVE DIRECTOR OF 5E ADVANCED MATERIALS, INC.

We are pleased and welcome your acceptance to be appointed as an Independent Non-Executive Director (“INED”) of 5E Advanced Materials, Inc. (the “Company”), a company incorporated under the laws of the State of Delaware.

The following letter seeks to illustrate the context of your appointment by the Company, and the terms and conditions of such appointment, as set out herewith. It is agreed that on acceptance of this offer, this letter will constitute a contract for services and not a contract of employment.

For purposes of independence, this letter will supersede all previous or contemporaneous oral or written appointments, contracts or agreements, if applicable, entered into between yourself and the Company (or its affiliated subsidiaries). By signing this letter and therefore accepting the appointment as stated, you agree to terminate all other previous appointments with the Company, its subsidiaries and affiliates thereof commencing effective January 12, 2022 (“Effective Date”), on the following terms and conditions:

1. Appointment

(a)	You shall agree to be appointed by the Nominating and Corporate Governance Committee of the Board of Directors of the Company (the “Board”) to act as an INED of the Company.

(b)	You shall agree to be appointed by the Board to the following position(s) and as a member and/or chair of the following committee(s):

a.	Chair of the Board;

b.	Member of the Compensation Committee; and

c.	Member of the Nominating and Corporate Governance Committee

Whereby all positions and committees shall collectively be depicted as the “Committee”; and “Appointment” shall refer to your appointment as a member of the Board and/or the Committee.

(c)

The Appointment is subject to the Company’s certificate of incorporation (“Certificate of Incorporation”) and bylaws (“Bylaws”), each as may be amended or replaced from time to time (the Certificate of Incorporation and the Bylaws together, the “Governing Documents”) and nothing in this letter shall be taken to exclude or vary the terms of the Governing Documents as they apply to your Appointment.

(d)

Continuation of your Appointment is contingent upon satisfactory performance and your successful election and re-election by stockholders of the Company as and when required by the Bylaws and, as applicable, the listing standards of Nasdaq, including the Nasdaq Listing Rule 5600 Series (“Nasdaq Listing Rules”), the rules and requirements of the Securities and Exchange Commission (“SEC rules”) and the Delaware General Corporation Law (“DGCL”), at the forthcoming annual general meeting of stockholders of the Company.

2. Date of Commencement and Term

The official commencement date of your Appointment shall be the Effective Date, or as mutually agreed upon between yourself and the Chairman of the Nominating and Corporate Governance Committee. The term of this Appointment shall be 1 year from the Effective Date and subject to Termination and the re-election by the Company’s shareholders at the annual general meeting of stockholders of the Company.

3. Duties and Responsibilities

You will apply yourself and discharge your duties as an INED in accordance with the Bylaws, Nasdaq Listing Rules, the DGCL, the SEC rules, the ASX Listing Rules and any other applicable laws or regulatory requirements. Without limitation, you will be required to:

(a)

attend regular Board meetings and to ensure you have read all papers and information provided to you in relation to each Board meeting and undertake such additional enquiries as you deem necessary and appropriate to be informed of the Company’s financial and operational performance;

(b)	if required by the Board, sit on one or more of the Company’s Board committees, as may be established by the Board from time to time;

(c)	review management’s business plan and companywide strategy focused on the delivery of value for all stockholders of the Company;

(d)	keep the Board informed of all material activities being undertaken;

(e)	attend the annual general meeting of stockholders of the Company and any other general meetings of the Company;

(f)

act with the utmost good faith towards the Company, its stockholders and its related bodies corporate both in carrying out your duties under this Appointment and in all your dealings with the Company, its stockholders and its affiliates;

(g)	discharge your duties and responsibilities under this Appointment in accordance with your fiduciary duty to the Company and all of its stockholders;

(h)

remain mindful and ensure your status of independence remains compliant as stipulated by requirements of Nasdaq Listing Rule 5605(a)(2) and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Should your independent status cease to remain compliant, you must notify

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the Board of the Company of such change as soon as practical. You shall further facilitate any director independence disclosures in annual meeting proxy statements or annual report on Form 6-K, including transactions and arrangements considered by the Board in assessing director independence; and

(i)

You shall not directly be responsible for the management of the Company. Your role is neither operational nor managerial in nature; however, members of the Board may draw upon your professional insight and business expertise where suitable.

As the Chair and/or member of the Committee(s) described in Section 1(b):

(j)

You shall review the functions of your relevant committee(s) as pursuant to individually adopted Audit, Compensation and Nominating and Corporate Governance Committee Charters (“Charters”) that shall be made available to you upon a practical date subsequent to your Appointment.

(k)

You must, along with other Committee members, monitor compliance with SEC rules and Nasdaq Listing Rules at all times with respect to Committee composition requirements, and assist the Company in seeking compliance, if required, by curing the event that caused failure to comply within the time frame provided by the SEC and/or the Nasdaq Regulatory Authority.

(l)	You must refrain from accepting any direct or indirect consulting, advisory, or other compensatory fee from the Company, other than fees for directors’ service as described more fully in Section 5.

4. Additional Duties and Confirmations

(a)

By accepting this Appointment, you have confirmed that you are able to allocate sufficient time to meet the expectations of your role. You should advise the Board before you accept any additional commitments that may affect the time you are able to allocate to your role as an INED.

(b)

The Board may, at any time during the term of your Appointment, review your performance as an INED in accordance with processes agreed by the Board from time to time. You agree to participate in any such reviews.

(c)	The office you hold as a director of the Company becomes vacant in the following circumstances (altogether described herein as “Termination”):

i.	you cease to be a director under any provision of the DGCL or other applicable laws;

ii.	you become bankrupt or make any arrangement or composition with your creditors generally;

iii.	you become prohibited from being a director by reason of any order made under the DGCL or any other applicable laws;

iv.	you become of unsound mind or a person whose person or estate is liable to be dealt with in any way under the law relating to mental health;

v.	you resign your office by notice in writing to the Company;

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vi.	you are removed from office by resolution of the Company;

vii.	at the close of any general meeting of the shareholders of the Company at which a resolution for your election or re-election is voted on but is not approved; or

viii.	any other circumstances as specified in the Governing Documents.

(d)

You must comply with the Company’s ‘Insider Trading and Securities Dealings Policy’ (including as amended or replaced from time to time) when dealing in Company securities (and any other relevant securities) and adhere to the designated prohibited periods for dealing in such securities. Further, you must not hold or acquire any shares or securities in American Pacific Borates Limited before the Scheme Implementation Date.

(e)	You must comply with the Company’s Corporate Governance Guidelines (including as amended or replaced from time to time) at all times as may be applicable to your role as an INED.

(f)

You must comply with the Company’s Code of Business Conduct (including as amended or replaced from time to time), in carrying out your duties and responsibilities for the business and affairs of the Company.

(g)

You acknowledge that the Company and its directors and officers are governed by the DGCL, the SEC and the Nasdaq Listing Rules which impose strict obligations (and severe penalties) on the Company and its directors and officers concerning the disclosure and use of market sensitive information and inside information. You undertake to comply with all such obligations pursuant to the DGCL, the SEC, the Nasdaq Listing Rules and all other applicable laws and regulatory requirements.

(h)

You will not, except with the prior written consent of the Company, be in any way connected with or interested in any business in competition with that of the Company or its subsidiaries for the duration of your Appointment and for a period of 12 months after your Appointment ceases. You acknowledge that this restriction and time limitation is reasonable and properly required for the adequate protection of the business of the Company.

5. Fees and Expenses

You will receive compensation for your service on the Board in accordance with the following:

(a)

Annual Fee. The combined fee for your Appointment as an INED of the Company and your roles as Chair of the Board and member of the Compensation Committee and Nominating and Corporate Governance Committee is USD $256,000 per annum, which shall:

(i)

in respect of any period on or before the Scheme Implementation Date be paid to you in cash by the Company in arrears in four equal installments on or about the last business day of each fiscal year quarter; and

(ii)

in respect of any period from and after the Scheme Implementation Date be divided in equal parts between cash and Long-Term Incentive (“LTI”) equivalents and as further detailed in the below chart, cash will be paid to you by the Company in arrears in four equal installments on or about the last business day of each fiscal year quarter, provided that in no event will LTI equivalents be granted before the second day of trading in the Company’s shares on Nasdaq.

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	Cash	LTI cash value equivalent		Total
Board Chair	$100,000	$100,000		$200,000
Compensation Committee Member	$14,000	$14,000	*	$28,000
Nominating and Corporate Governance Committee Member	$14,000	$14,000		$28,000
Total Annual Fee				$256,000

*

The Company intends to develop, agree and seek shareholder approval of a Company LTI Plan, and it is anticipated to initiate director grants under the Company LTI Plan at the start of Q1 of fiscal year 2023 (July 2022). Subject to Board and shareholder approval, the LTI Plan contemplates grants vesting annually on the earlier of the date of the next annual general meeting of stockholders or the date that is one year following the annual director award grant date. It is further anticipated that upon the Termination of your Appointment grants issued as LTI equivalents as described in this Section 5(a)(ii) will vest immediately.

Any change (increase or decrease) in your Annual Fee may be determined by the Board (without obligation to do so), subject to obtaining any shareholder approvals required under the Governing Documents, the DGCL, the SEC rules, the Nasdaq Listing Rules, the ASX Listing Rules or any other applicable laws or regulatory requirements.

(b)	Other Equity (sign-on options)

Under your Appointment as an INED of the Company and your roles as Chair of the Board and member of the Compensation Committee and Nominating and Corporate Governance Committee, you shall also receive an initial deferred share units (“DSUs”) grant of $200,000 to acquire ordinary shares of the Company (“Initial Grant”).

The grant of Company DSUs is subject to the Scheme Implementation Date occurring, shareholder approval of the Company LTI Plan and the commencement of trading in the Company’s shares on Nasdaq, provided that any such shares will in no event be granted before the second day of trading in the Company’s shares on Nasdaq.

The Initial Grant will be calculated by dividing $200,000 by the average daily closing price of the Company’s common stock on the securities exchange on which the Company’s securities are listed for the ten business days ending on the day following the initial listing date, rounding down to the nearest whole share.

The Initial Grant upon shareholder approval shall vest in equal installments with 50% of the Initial Grant vesting at the first annual general meeting of stockholders and the remaining 50% of the Initial Grant vesting at the second annual general meeting of stockholders, so long as your Appointment continues through the applicable vesting date. If a non-employee director’s service ends on the date of vesting, then the vesting shall be deemed to have occurred.

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The grant of DSUs shall be subject to such other terms and conditions as are set forth in the agreement evidencing the grant.

The Company intends to develop, agree and seek shareholder approval of a Company LTI Plan. That Plan, when approved, will be relevant to other awards including the grant of DSUs.

“Scheme” means the scheme of arrangement pursuant to Part 5.1 of the Corporations Act 2001 in relation to the proposed re-domiciliation of American Pacific Borates Ltd to the United States. “Scheme Implementation Date” will have the meaning given to that term in the Scheme Booklet for the Scheme.

(c)

Reimbursement of Expenses. During your Appointment, the Company shall reimburse you for all reasonable out-of-pocket expenses incurred by you in attending any in-person meetings or while handling other Board-related business, provided that you comply with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

6. Privacy of Information

(a)

You agree that you will take all reasonable precautions as may be necessary to maintain the secrecy and confidentiality of all confidential information of the Company and its affiliates, except as you are required by law to disclose. In the event that you become legally required to disclose any confidential information, prompt notice shall be given by you (in advance) to the Company. You will fully cooperate with the Company in the event that the Company elects to challenge the validity of such requirements.

(b)

You acknowledge that all materials that are or which may come into your possession during your Appointment relating to the nature, operation or activities of the Company remain the Company’s property. You shall not either during the period of your Appointment or afterwards use or permit to be used any books, documents, moneys, assets, records or other property belonging to or relating to any dealings, affair or business of the Company or its affiliates other than for the benefit of the Company. You shall immediately deliver and return to the Company all such books, documents, moneys, securities, records or other property which you then have or should have in your possession upon termination of your Appointment hereunder.

7. Data Protection

(a)

By executing this letter, you consent to the Company holding and processing information about you for legal, personnel, administrative, and management purposes and in particular to the processing of any sensitive personal data as and when appropriate.

(b)

You consent to the transfer of such personal information to other offices the Company may have or to other third parties for administrative purposes and other purposes in connection with your Appointment, where it is necessary or desirable to do so including for the purpose of the Company conducting any background or other checks the Company would ordinarily conduct when considering the appointment of a director of the Company.

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8. Insurance and Indemnity

The Company shall establish directors’ and officers’ liability coverage and it is intended to maintain such coverage for the full term of your Appointment.

This offer of Appointment is contingent on a satisfactory background check as determined and required by the Company prior to its direct listing on the Nasdaq as well as shareholder approval.

This agreement is governed in all respects by the laws of the State of Delaware, without regard to conflicts of law principles thereof.

Please acknowledge your acceptance by signing where indicated below.

Yours sincerely,
/s/ Aaron Bertolatti

Aaron Bertolatti

Director

For and on behalf of 5E Advanced Materials, Inc.

I have read this letter and accept the appointment on the terms detailed above.

/s/ David Salisbury
David Salisbury

14 Jan 2022

Date

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